Exhibit 5.1

June 25, 2024

Mullen Automotive Inc.

1405 Pioneer Street

Brea, California 92821

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Mullen Automotive Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to the potential offer and resale from time to time of up to 75,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), together with the Preferred Stock Purchase Rights (the “Rights” and, together with the Shares, the “Securities”) by Esousa Holdings, LLC pursuant to a common stock purchase agreement dated May 21, 2024 (the “Purchase Agreement”). The terms of the Rights are set forth in the Rights Agreement, dated as of May 1, 2024 (the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation (i) the Second Amended and Restated Certificate of Incorporation of the Company dated November 5, 2021, and amended on March 8, 2022, July 26, 2022, September 19, 2022, October 17, 2022, November 14, 2022, January 30, 2023, May 3, 2023, August 10, 2023, December 20, 2023, May 6, 2024 and May 31, 2024 (ii) the Amended and Restated Bylaws of the Company as of November 30, 2023, (iii) the Rights Agreement, (iv) the Purchase Agreement dated May 21, 2024, and (v) the Registration Statement.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals, (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

Mullen Automotive Inc.

June 25, 2024

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1. the Shares, when issued by the Company in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable; and

2. the Rights associated with the Shares are duly authorized and when (a) the Registration Statement becomes effective under the Securities Act, (b) such associated Shares are issued as set forth in paragraph 1 above, and (c) the Rights have been issued in accordance with the Rights Agreement, the Rights will be validly issued.

With respect to our opinion concerning the Rights in paragraph 2 above, we express no opinion regarding the Rights Agreement or whether or not the board of directors of the Company in adopting the Rights Agreement and approving the issuance of the Rights acted in a manner consistent with its fiduciary duties under applicable law, and such opinion is based upon the assumption that such adoption and issuance were consistent with such duties. Furthermore, this opinion does not address the determination a court may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or the purchase rights issued thereunder would invalidate such rights in their entirety.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities . We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name therein under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

The opinions included herein are expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

2049 Century Park East, Suite 1700, Los Angeles, CA 90067 Telephone: 310.312.4000 Fax: 310.312.4224
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